Contact Information:

Scott C. McDonald	Karin Reak
President & Chief Executive Officer	Director of Marketing
Tel 408-852-8009	Tel 408-852-8034
Fax 408-852-8109	Fax 408-852-8134
smcdonald@castelle.com	kreak@castelle.com

FOR IMMEDIATE RELEASE	FEBRUARY 16, 2007

Castelle Reports Financial Results for Fourth Quarter and Full Year 2006

MORGAN HILL, CA – February 16, 2007 –  Castelle® (Nasdaq: CSTL), a leader in ‘all-in-one’ network fax solutions for the business and enterprise markets, today announced financial results for the Company’s fourth quarter and full fiscal year ended December 31, 2006.

Revenues for the fourth quarter ended December 31, 2006, totaled $2.57 million, down 4% from $2.69 million in the fourth quarter of 2005. Net income for the fourth quarter of 2006 was $260,000, or $0.06 per fully diluted share, compared to a net loss of $120,000, or $0.03 per fully diluted share, in the fourth quarter of 2005, which included a tax provision of $395,000, or $0.10 per fully diluted share.

Revenues for the full year ended December 31, 2006 totaled $10.59 million, down 2% from $10.83 million in 2005. Net income for fiscal 2006 was $669,000, or $0.15 per fully diluted share, up 16% from $579,000, or $0.13 per fully diluted share, in 2005, which included the tax provision as stated above.

The Company recognized share-based payment expenses of $109,000 and $345,000 in the fourth quarter and fiscal 2006, respectively. No comparable expenses were included in 2005.

Castelle increased its cash position by 22% during 2006, reporting cash and cash equivalents of $8.26 million as of December 31, 2006, compared to $6.77 million as of December 31, 2005. The cash and cash equivalents at the end of 2006 amounted to $1.85 per fully diluted share. The company remains free of long-term debt.

“We look back on 2006 as a year of steady progress for Castelle and its fax server family,” said Scott McDonald, President and CEO of Castelle. “We made a strategic shift in our product mix with the introduction of FaxPress Premier™, FaxPress Enterprise™ and, most recently, FaxPress Enterprise Redundant fax servers, which collectively accounted for more than 55% of Castelle’s fax server installations. We are seeing an increase in enterprise-level installations as fax is becoming mission critical for many companies, and intend to introduce our newest generation of IP fax servers next month at the Spring VON show. Castelle’s new IP fax servers will enable customers to employ faxing in a VoIP environment and dramatically reduce the cost of large scale fax applications. This ongoing transition clearly highlights our success in meeting customer needs in their evolving network infrastructures. Looking ahead at 2007, I believe we are well positioned for top line growth.”

Use of Pro Forma Operating Results

Castelle’s GAAP results reflect the adoption of SFAS No. 123R, effective January 1, 2006. On a non-GAAP basis, net income, excluding share-based payment expenses, was $369,000 for the fourth quarter of 2006 and $1.01 million for the full year, compared to reported net loss of $120,000 in the fourth quarter of 2005 and net income of $579,000 for all of 2005. Prior to 2006, Castelle did not report share-based payments in the determination of its GAAP operating results. Castelle discloses non-GAAP financial measures of net income and net income per share and believes that this non-GAAP information provides historical comparability of its operating results over multiple reporting periods due to the absence of share-based payment expenses in comparative prior year periods. These non-GAAP financial measures should not be considered an alternative to earnings and earnings per share presented in conformity with U.S. GAAP. Further, these non-GAAP financial measures are unlikely to be comparable to non-GAAP information provided by other companies. In accordance with SEC regulations, reconciliation of the Castelle statements of earnings to the non-GAAP information is provided in the tables attached to this press release.

About Castelle

Castelle (Nasdaq: CSTL), a market leader in ’all-in-one’ network fax solutions for business and enterprise, offers organizations every possible network fax option: desktop faxing, production faxing, fax and email integration, workflow application integration, and tools for developing custom fax applications. FaxPress™, FaxPress Premier™ and FaxPress Enterprise™ network fax servers include the FaxPress or FaxPress Plus™ software suite that enables administrators and users to perform functions such as managing fax queues, creating reports, and viewing fax archives.

Castelle products are designed to be easy to use and maintain, and provide an economical way for companies to share resources over the network. Castelle was founded in 1987 and is headquartered in Morgan Hill, California. Its products are available through a worldwide network of distributors, resellers, and online retailers. Visit Castelle online at www.castelle.com.

FaxPress™, FaxPress Premier™, FaxPress Enterprise™ and FaxPress Plus™ are trademarks of Castelle.

If you would like to be added to Castelle’s investor email list, please contact Karin Reak at kreak@castelle.com.

Forward-Looking Statements

This press release may contain forward-looking statements, including but not limited to references to revenue growth, long-term growth prospects and our ability to successfully expand our product offerings to penetrate new and current markets. These statements are subject to risks and uncertainties, including but not limited to the impact on our results from fluctuations in demand for our products, our ability to maintain and increase market share, the timely development, acceptance and pricing of our products, our ability to deliver our newest generation of IP fax servers at the VON show due to delays in product development, the impact on EPS from future non-cash tax provisions or benefits and general economic conditions as they affect our customers. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements as contained in our reports to the Securities and Exchange Commission, including our Forms 10-K and 10-Q. The Company assumes no obligation to update the forward-looking information.

CASTELLE
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Revenues:
Products	$1,697	$1,936	$7,253	$7,891
Services	874	755	3,337	2,941

Total net revenues	2,571	2,691	10,590	10,832

Cost of revenues:
Products	731	706	2,931	2,694
Services	225	257	1,025	1,035

Total cost of revenues	956	963	3,956	3,729

Gross profit	1,615	1,728	6,634	7,103

Operating expenses:
Research and development	416	431	1,782	1,683
Sales and marketing	561	644	2,502	2,506
General and administrative	433	412	1,931	2,045

Total operating expenses	1,410	1,487	6,215	6,234

Operating income	205	241	419	869

Other income, net	84	34	279	105

Income before income taxes	289	275	698	974

Provision for income taxes	29	395	29	395

Net income	$260	$(120)	$669	$579

Net income per common share :
Basic	$0.06	$(0.03)	$0.17	$0.15

Diluted	$0.06	$(0.03)	$0.15	$0.13

Shares used in per share calculation:
Basic	4,040	3,984	4,023	3,904

Diluted	4,468	3,984	4,475	4,488

CASTELLE
GAAP to Pro Forma Reconciliation of Statements of Operations
Excluding 123R Share Based Payment Expenses
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31, 2006			Twelve Months Ended December 31, 2006

	GAAP	Share based payment expenses	Pro forma	GAAP	Share based payment expenses	Pro forma

Revenues:
Products	$1,697	$—	$1,697	$7,253	$—	$7,253
Services	874	—	874	3,337	—	3,337

Total net revenues	2,571	—	2,571	10,590	—	10,590

Cost of revenues:
Products	731	(7)	724	2,931	(13)	2,918
Services	225	(10)	215	1,025	(34)	991

Cost of revenues	956	(17)	939	3,956	(47)	3,909

Gross profit	1,615	17	1,632	6,634	47	6,681

Operating expenses:
Research and development	416	(41)	375	1,782	(122)	1,660
Sales and marketing	561	(11)	550	2,502	(35)	2,467
General and administrative	433	(40)	393	1,931	(141)	1,790

Total operating expenses	1,410	(92)	1,318	6,215	(298)	5,917

Operating income	205	109	314	419	345	764

Other income, net	84	—	84	279	—	279

Income before income taxes	289	109	398	698	345	1,043

Provision for income taxes	29	—	29	29	—	29

Net income	$260	$109	$369	$669	$345	$1,014

Net income per common share:
Basic	$0.06	$0.03	$0.09	$0.17	$0.08	$0.25

Diluted	$0.06	$0.02	$0.08	$0.15	$0.08	$0.23

Shares used in per share calculation:
Basic	4,040		4,040	4,023		4,023

Diluted	4,468		4,468	4,475		4,475

CASTELLE
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	December 31, 2006	December 31, 2005

Assets:
Current assets:
Cash and cash equivalents	$8,259	$6,766
Accounts receivable, net	932	1,137
Inventories	1,016	1,156
Prepaid expenses and other current assets	238	135
Deferred taxes	185	212

Total current assets	10,630	9,406

Property and equipment, net	280	200
Other assets	125	140
Deferred taxes	944	928

Total assets	$11,979	$10,674

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt	$—	$14
Accounts payable	349	286
Accrued liabilities	825	824
Deferred revenue	1,710	1,498

Total current liabilities	2,884	2,622

Long-term debt	—	—

Total liabilities	2,884	2,622

Shareholders’ equity	9,095	8,052

Total liabilities and shareholders’ equity	$11,979	$10,674

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